Exhibit 8.1

SUBSIDIARIES OF CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED

	Place of	Proportion of
Name	Incorporation or Organization	Ownership Interest
Creative Global Technology (BVI) Limited	British Virgin Islands	100%
Creative Global Technology Limited	Hong Kong S.A.R.	100%